EXHIBIT 99.1

ALTERNUS ENERGY INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Alternus Energy Inc. (the “Company”) is to assist the Board with oversight of: the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the Company’s independent registered auditors’ qualifications and independence, the performance of the Company’s independent registered auditors and the design and implementation of the Company’s audit function.

Membership

Number. The Committee will consist of two or more directors.

Qualifications.

1)	Each Committee member will be independent in accordance with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934 and the rules of the OTCQX.

2)	Each Committee member must be financially literate, as determined by the Board. At least one member of the Committee must have accounting or related financial management expertise, as determined by the Board. At least one member of the Committee should be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. A person who satisfies this definition of audit committee financial expert will also be presumed to have accounting or related financial management expertise.

3)	No member of the Committee may simultaneously serve on the audit committee of more than two other public companies.

Appointment. The Board will appoint the members and the Chair of the Committee based on recommendations made by the Company’s Nominating and Governance Committee. Committee members will serve at the pleasure of the Board and for such terms as the Board may determine.

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Duties and Responsibilities of the Committee

The members of the Committee will exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its stockholders. The Committee will provide counsel and advice to management and the Board by discharging the following authority and responsibilities:

1)	The Committee will (a) select and retain an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements, books, records, accounts and internal controls over financial reporting, (b) set the compensation of the Company’s independent auditors, (c) oversee the work done by the Company’s independent auditors and (d) terminate the Company’s independent auditors, if necessary.

2)	The Committee will select, retain, compensate, oversee and terminate, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

3)	The Committee will approve all audit engagement fees and terms, pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms and establish policies and procedures for the Committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an ongoing basis.

4)	At least annually, the Committee will obtain and review a report by the Company’s independent auditors that describes (a) the accounting firm’s internal quality control procedures, (b) any issues raised by the most recent internal quality control review, peer review or Public Company Accounting Oversight Board review or inspection of the firm or by any other inquiry or investigation by governmental or professional authorities in the past five years regarding one or more audits carried out by the firm and any steps taken to deal with any such issues and (c) all relationships between the firm and the Company or any of its subsidiaries. The Committee will discuss with the independent auditors this report and any relationships or services that may impact the objectivity and independence of the auditors.

5)	At least annually, the Committee will (a) evaluate the qualifications, performance and independence of the Company’s independent auditors, including an evaluation of the lead audit partner, (b) assure the regular rotation of the lead audit partner at the Company’s independent auditors and (c) consider regular rotation of the accounting firm serving as the Company’s independent auditors. The Committee should discuss with the auditors any disclosed relationship or services that may impact the objectivity and independence of the auditors and should take, or recommend that the Board take, appropriate action to ensure the independence of the independent auditors.

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6)	The Committee should review and discuss with the Company’s independent auditors (a) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, (b) the overall audit strategy, (c) the scope and timing of the annual audit, (d) any significant risks identified during the auditors’ risk assessment procedures and (e) when completed, the results, including significant findings, of the annual audit.

7)	The Committee will review and discuss with the Company’s independent auditors and management (a) any audit problems or difficulties, including difficulties encountered by the Company’s independent auditors during their audit work (such as restrictions on the scope of their activities or their access to information), (b) any disagreements with management and (c) management’s response to these problems, difficulties or disagreements. The Committee will resolve any disagreements between the Company’s auditors and management.

8)	The Committee will review with management and the Company’s independent auditors (a) any major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, (b) any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods and (c) the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

9)	The Committee will review with management and the Company’s independent auditors the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies, and any fraud involving management or other employees with a significant role in such internal controls, and review and discuss with management and the Company’s independent auditors disclosure relating to the Company’s internal controls, the independent auditors’ report on the effectiveness of the Company’s internal control over financial reporting and the required management certifications to be included in or attached as exhibits to the Company’s annual report on Form 10-K or quarterly report on Form 10-Q, as applicable.

10)	The Committee will review and discuss with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes), the form of audit opinion to be issued by the auditors on the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the Company’s annual report on Form 10-K before the Form 10-K is filed.

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11)	The Committee will recommend to the Board that the financial statements be included in the Company’s form 10-K and produce the audit committee report required by Item 407(d)(3) of Regulation S-K to be included in the Company’s proxy statement.

12)	The Committee will review and discuss with the Company’s independent auditors and management the Company’s quarterly financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the Company’s quarterly report on Form 10-Q before the Form 10-Q is filed.

13)	The Committee will review and approve (a) the functions of the Company’s internal audit department, including its purpose, authority, organization, responsibilities, budget and staffing, (b) the scope and performance of the department’s internal audit plan, including the results of any internal audits, any reports to management and management’s response to those reports and (c) the hiring or dismissal of the Head Of The Internal Audit Department. The Committee should also discuss these matters with the Company’s independent auditors.

14)	The Committee will review and discuss with management and the Company’s independent auditors: (a) the Company’s earnings press releases, including the type of information to be included and its presentation and the use of any pro forma, adjusted or other non-GAAP financial information and (b) any financial information and earnings guidance provided to analysts and ratings agencies, including the type of information to be disclosed and type of presentation to be made.

15)	The Committee will set Company hiring policies for employees or former employees of the Company’s independent auditors.

16)	The Committee will establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

17)	The Committee will review and discuss with management and the internal audit department the risks faced by the Company and the policies, guidelines and process by which management assesses and manages the Company’s risks, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

18)	The Committee will (a) review the Company’s compliance with applicable laws and regulations and (b) review and oversee the Company’s policies, procedures and programs designed to promote and monitor legal and regulatory compliance.

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19)	The Committee will (a) oversee the Company’s General Counsel’s oversight and management of the Company’s Code of Business Conduct and Ethics (the “Code”), (b) investigate alleged violations of the Code involving directors or executive officers, and (c) enforce certain provisions of the Code, in each case as provided therein.

20)	The Committee should review with the General Counsel and outside legal counsel legal and regulatory matters, including legal cases against or regulatory investigations of the Company, that could have a significant impact on the Company’s financial statements.

21)	The Committee will review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) and any other potential conflict of interest situations on an ongoing basis in accordance with Company policies and procedures.

22)	The Committee should review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

23)	The Committee will report its activities and related recommendations regularly to the Board in such manner and at such times as the Committee and the Board deem appropriate, but in no event less than once a year. Such report should include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements or the performance and independence of the Company’s independent auditors.

24)	The Committee, in carrying out its responsibilities, policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

25)	The Committee will perform any other duties or responsibilities required by law, the Certificate of Incorporation or Bylaws of the Company or that are delegated to the Committee by the Board from time to time.

Meetings

The Committee will meet as frequently as it may determine necessary to carry out its responsibilities as set forth herein. The Chair of the Committee should, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing the agenda therefor and supervising the conduct thereof. Any Committee member may submit items to be included in the agenda. Meetings and actions of the Committee will be governed by the same rules applicable to the Board, in accordance with the Company’s Bylaws and Corporate Governance Guidelines.

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Meeting agendas and materials should be distributed to the Committee members in advance of the meeting. Following each meeting, a report of the Committee’s activities and recommendations should be presented at the next regularly scheduled meeting of the Board.

The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee should meet with the Company’s management, the internal auditors and the independent auditors periodically in separate private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed privately. The Committee will also meet regularly without such individuals present.

Resources and Authority

The Committee will have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry, oversee and terminate its duties. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

The Company will provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (b) compensation to independent counsel or any other advisors employed by the Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Annual Review of Charter

The Committee will conduct and review with the Board annually an evaluation of the adequacy of this Charter and recommend any changes to the Board. The Committee may conduct this charter evaluation in such manner as the Committee, in its business judgment, deems appropriate.

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Delegation

The Committee will have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

Annual Performance Evaluation

The Committee will annually conduct and review with the Board an evaluation of the Committee’s performance as a part of the Board’s self-evaluation process. The Committee’s evaluation may be conducted in such manner as the Committee, in its business judgment, deems appropriate.

Last revised August 19, 2019

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